Exhibit 4.2

Execution Version

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 11, 2021

Supplementing that Certain

SUBORDINATED INDENTURE

Dated as of May 11, 2021

Among

CARLYLE FINANCE L.L.C.,

THE GUARANTOR PARTIES HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

4.625% Subordinated Notes due 2061

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TABLE OF CONTENTS

(continued)

		Page
SECTION 10.2	Not Responsible for Recitals or Issuance of Notes	24

SECTION 10.3	Separability Clause	24

SECTION 10.4	Successors and Assigns	24

SECTION 10.5	Execution and Counterparts	24

SECTION 10.6	Governing Law	24

SECTION 10.7	Agreement by Holders to Treat Notes as Indebtedness for Tax Purposes	25

SECTION 10.8	OFAC Sanctions	25

SECTION 10.9	Electronic Instructions	25

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This First Supplemental Indenture, dated as of May 11, 2021 (the “First Supplemental Indenture”), among Carlyle Finance L.L.C., a limited liability company duly organized and existing under the laws of the State of Delaware, having its principal office at 1001 Pennsylvania Avenue, NW, Washington, District of Columbia 20004 (the “Company”), the Guarantors party hereto and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Base Indenture (as hereinafter defined) and hereunder (the “Trustee”), supplements that certain Indenture, dated as of May 11, 2021, among the Company, the Guarantors named therein and the Trustee (the “Base Indenture” and subject to Section 1.3 hereof, together with this First Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

The Company and the Guarantors have heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Company’s subordinated debt securities (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 2.01 and 3.01 of the Base Indenture, and the Guarantees thereof by the Guarantors;

Section 9.01 of the Base Indenture provides, among other things, that the Company, the Guarantors and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purposes of (a) establishing the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture and (b) adding to or changing any of the provisions to the Base Indenture in certain circumstances;

The Company desires to create a series of Securities designated as its “4.625% Subordinated Notes due 2061” pursuant to the terms of this First Supplemental Indenture;

The Company has duly authorized the execution and delivery of this First Supplemental Indenture and the Notes to be issued from time to time, as provided for in the Indenture;

Each Guarantor has duly authorized its Guarantee of the Notes and to provide therefor each Guarantor has duly authorized the execution and delivery of this First Supplemental Indenture;

All things necessary have been done to make this First Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee under the Indenture and duly issued by the Company, the valid and legally binding obligations of the Company; and

All things necessary have been done to make the Guarantees, upon execution and delivery of this First Supplemental Indenture, the valid and legally binding obligations of each Guarantor and to make this First Supplemental Indenture a valid and legally binding agreement of each Guarantor, in accordance with its terms.

ARTICLE I

ISSUANCE OF SECURITIES

SECTION 1.1 Issuance of Notes; Principal Amount; Maturity; Title.

(1) Pursuant to the terms hereof and Sections 2.01 and 3.01 of the Base Indenture, the Company hereby creates a series of Securities designated as the “4.625% Subordinated Notes due 2061” of the Company (as amended or supplemented from time to time, to be issued under the Indenture, including both the Initial Notes (as defined below) and the Additional Notes (as defined below), if any, the “Notes”), which Notes shall be deemed

“Securities” for all purposes under the Base Indenture. The Notes shall mature on May 15, 2061 (the “Stated Maturity”), unless the Notes are redeemed prior to that date as described in Section 5.1. The aggregate principal amount of Notes that may be issued under the Base Indenture is unlimited.

(2) On May 11, 2021, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate $400,000,000 aggregate principal amount of (the “Initial Notes”) substantially in the form set forth in Section 3.2 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this First Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officer executing such Notes, as evidenced by the execution of such Notes.

(3) The Company may without the consent of the Holders, issue additional Notes hereunder as part of the same series and on the same terms and conditions (and having the same Guarantors) and with the same CUSIP number as the Initial Notes (“Additional Notes”), but such Additional Notes may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date; provided that if any Additional Notes are not fungible for U.S. federal income tax purposes with the Initial Notes, such Additional Notes will be issued with a separate CUSIP number from the Initial Notes.

(4) The Notes shall be issued only in fully registered form without coupons in minimum denominations of $25 and any integral multiple of $25 in excess thereof.

SECTION 1.2 Interest.

(1) Subject to applicable law and subject to Article VII of this Supplemental Indenture, interest on the Notes will accrue at the per annum rate of 4.625%, from, and including, the date specified on the face of such Note, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date (as defined below), the maturity date or the Redemption Date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).

(2) The Company shall pay interest on the Notes quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each, an “Interest Payment Date”), commencing August 15, 2021, provided that the final Interest Payment Date of the Notes shall be May 15, 2061.

(3) Interest shall be paid on each Interest Payment Date to the record Holders of the Notes after the close of business on the Regular Record Date.

(4) Amounts due on the Stated Maturity or earlier Redemption Date or repurchase date of the Notes will be payable at the Corporate Trust Office of the Trustee. The Company shall make payments of principal, premium, if any, and interest or Redemption Price or repurchase price in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company shall be required to maintain a Paying Agent in each Place of Payment for the Notes. Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may require Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes. References to “interest” include interest accruing on the notes, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable and in each case to the extent permitted by applicable law.

(5) If any Interest Payment Date, Stated Maturity, or earlier Redemption Date or repurchase date falls on a day that is not a Business Day in The City of New York, the Company shall make the required payment of principal, premium, if any, and/or interest or Redemption Price or repurchase price on the next succeeding Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity or earlier Redemption Date or repurchase date, as the case may be, to such next succeeding Business Day.

SECTION 1.3 Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

ARTICLE II

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 2.1 Definitions.

For all purposes of this First Supplemental Indenture (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires):

(1) any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this First Supplemental Indenture;

(2) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(3) “including” means including without limitation; and

(4) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements and instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

The terms defined in this Section 2.1 (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires) for all purposes of this First Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified or as referenced in this Section 2.1. All other terms used in this First Supplemental Indenture that are defined in the Base Indenture, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this First Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture, as in force at the date of this First Supplemental Indenture as originally executed; provided that any term that is defined in both the Base Indenture and this First Supplemental Indenture shall have the meaning assigned to such term in this First Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 1.1(3).

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of DTC, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, S.A.

“Commission” means the U.S. Securities and Exchange Commission or any successor entity.

“Covenant Defeasance” has the meaning specified in Section 9.1(2).

“Deferred Payments” means payments by the Corporation and/or its Subsidiaries to former holders of partnership units of Carlyle Holdings I L.P., Carlyle Holdings II L.L.C. and Carlyle Holdings III L.P. required by the terms of the Corporation’s conversation from a Delaware limited partnership into a Delaware corporation on January 1, 2020, in an aggregate amount not to exceed $225.0 million.

“DTC” means The Depository Trust Company, a New York corporation.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Euroclear” means Euroclear Bank, SA/NV.

“Event of Default” has the meaning specified in Section 4.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Indebtedness” shall mean (a) any obligation of, or any obligation guaranteed by, the Company or any Guarantor for which such Person is responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against any Credit Party and whether or not allowed as a claim in bankruptcy or similar proceedings) for (i) indebtedness for money borrowed, (ii) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (iii) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (v) all obligations under “keep-well” agreements required by insurance regulators or (vi) any obligation referred to in (i) through (v) above of other persons secured by any lien on any property or asset of the Credit Parties (to the extent of the value of such property or asset subject to such lien) and (b) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts), swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the Notes or thereafter created, assumed or incurred.

“Indebtedness Ranking Junior to the Notes” shall mean any Indebtedness, whether outstanding on the date of the first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Notes (and any Indebtedness Ranking on a Parity with the Notes) in right of payment upon the Company’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization, or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Indebtedness Ranking Junior to the Notes, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Notes.

“Indebtedness Ranking on a Parity with the Notes” shall mean Indebtedness, whether outstanding on the date of first issuance of the Notes or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Notes in right of payment upon the Company’s or any Guarantor’s dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness in compliance with the Indenture, otherwise constituting Indebtedness Ranking on a Parity with the Notes, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Notes.

“Initial Notes” has the meaning specified in Section 1.3(2).

“Interest Payment Date” has the meaning specified in Section 1.2(2).

“Notes” has the meaning specified in Section 1.1(1).

“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 7.1 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Notes.

“Permitted Liens” means (a) liens on voting stock or profit participating equity interests of any Subsidiary existing at the time such entity becomes a direct or indirect Subsidiary of the Corporation or is merged into a direct or indirect Subsidiary of the Corporation (provided such liens are not created or incurred in connection with such transaction and do not extend to any other Subsidiary), (b) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith and (c) other liens of a similar nature as those described in sub-clauses (a) and (b).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Prospectus Supplement” means the Company’s prospectus supplement, dated as of May 4, 2021, relating to the Notes.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act, that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Notes.

“Regular Record Date” for interest payable in respect of any Note on any Interest Payment Date means the close of business on February 1, May 1, August 1 and November 1, as the case may be, immediately preceding the applicable Interest Payment Date, whether or not a Business Day.

“Tax Redemption Event” means that the Company will have received an opinion of counsel of recognized standing with respect to U.S. federal income tax matters or an opinion of a “Big Four” accounting firm (or successor thereto) that, in each case, is experienced in such matters to the effect that, as a result of any:

(i) amendment to, clarification of, or change in (including any promulgation, enactment, execution or modification of) the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Notes;

(ii) (x) proposed amendment to, clarification of, or change in those laws or regulations that is announced after the initial issuance of the Notes or (y) material development occurring after the initial issuance of the Notes with respect to any proposed amendment to, clarification of, or change in those laws or regulations (whether or not such proposed change was announced before the initial issuance of the Notes);

(iii) official administrative pronouncement (including a private letter ruling, notice, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any pronouncement, ruling, regulatory procedure or regulation) interpreting, clarifying or applying those laws or regulations enumerated in the preceding clauses (i) or (ii), by any court, governmental agency or regulatory authority that is announced after the initial issuance of the Notes; or

(iv) threatened challenge asserted in connection with an audit of the Company, the Guarantors and/or the Corporation, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against the Company, the Guarantors and/or the Corporation or becomes publicly known on or after the initial issuance of the Notes;

there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Notes is not, or within 365 days of the date of the opinion will not be, deductible by the Company in whole or in part, for U.S. federal income tax purposes.

ARTICLE III

SECURITY FORMS

SECTION 3.1 Form Generally.

(1) The Notes shall be in substantially the form set forth in Section 3.2 of this Article III, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this First Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistent herewith, be determined by the Officer executing such Notes, as evidenced by the execution thereof. All Notes shall be in fully registered form.

(2) The Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officer of the Company executing such Notes, as evidenced by the execution of such Notes.

(3) Upon their original issuance, the Notes shall be issued in the form of one or more Global Securities in definitive, fully registered form without interest coupons. Each such Global Security shall be duly executed by the Company, authenticated and delivered by the Trustee and shall be registered in the name of DTC, as Depositary, or its nominee, and deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Securities will be shown on, and transfers will only be made through, the records maintained by DTC and its participants and indirect participants, including Clearstream and Euroclear.

SECTION 3.2 Form of Note.

[FORM OF FACE OF NOTE]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY TRUST COMPANY (“DTC”) OR ITS NOMINEE OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]

[THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

CARLYLE FINANCE L.L.C.

4.625% SUBORDINATED NOTE DUE 2061

No.                                                                                                                                                     Principal Amount (US)$

CUSIP NO. 14314C 105

ISIN NO.    US14314C1053

Carlyle Finance L.L.C., a limited liability company duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of __________ United States Dollars (U.S.$                ), or such other principal amount as shall be set forth in the Schedule of Increases and Decreases in the Note attached hereto, on May 15, 2061 and to pay interest thereon, from May 11, 2021, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be February 15, May 15, August 15 and November 15 of each year, commencing May 11, 2021, at the per annum rate of 4.625%, until the principal hereof is paid or made available for payment. Subject to, and in accordance with the terms set forth on the reverse of this Note, the Company shall have the right to defer the payment of interest on the Notes.

The interest so payable, and paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be February 1, May 1, August 1 and November 1, as the case may be, immediately preceding the relevant Interest Payment Date (whether or not a Business Day). Except as otherwise provided in the Indenture, any such interest not so paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of principal of, and premium, if any, and interest on this Note will be made at the Corporate Trust Office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to certificated Notes, the Company will make such payments, by wire transfer of immediately available funds to a United States Dollar account maintained in New York, New York to each Holder of an aggregate principal amount of Notes in excess of U.S. $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a certificated Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds U.S. $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing a check to such Holder’s registered address.

The Company covenants and agrees, and each Holder of a Security, by its acceptance thereof, likewise covenants and agrees, that the payment of the principal of, and premium, if any, and interest on this Note is expressly subordinated, to the extent and in the manner provided in Article XV of the Base Indenture, in right of payment to the prior payment in full of all Senior Indebtedness.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CARLYLE FINANCE L.L.C., as Issuer

By:
Name: Curtis L. Buser
Title: Chief Financial Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:___________

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

1. Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its “4.625% Subordinated Notes due 2061” (herein called the “Notes”), issued under a First Supplemental Indenture, dated as of May 11, 2021 (the “First Supplemental Indenture”), to an Indenture, dated as of May 11, 2021 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and herein with the First Supplemental Indenture, collectively, the “Indenture”), among the Company, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $460,000,000 in aggregate principal amount, except for, or in lieu of other Notes of the series pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Base Indenture and except for any Notes which, pursuant to Section 3.03 of the Base Indenture, are deemed never to have been authenticated and delivered. The First Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes may be issued thereunder.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict or inconsistency between this Note and the Indenture, the provisions of the Indenture shall govern.

2. Optional Redemption. The Company may, at its option, redeem the Notes on notice given not more than 60 days nor less than 15 days prior to such Redemption Date in increments of $25 principal amount:

(i) in whole at any time or in part from time to time on or after May 15, 2026, at a Redemption Price equal to the principal amount of any Notes being redeemed plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the Redemption Date; provided that if the Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Notes must remain outstanding after giving effect to such redemption;

(ii) in whole, but not in part, in connection with a Tax Redemption Event as provided under Section 5.2 in the First Supplemental Indenture; or

(iii) in whole, but not in part, at any time prior to May 15, 2026, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of the principal amount of any Notes being redeemed plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the Redemption Date.

If less than all of the Notes are to be redeemed, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed will be selected in accordance with the procedures of the depository. The Notes and portions of Notes will be selected in amounts of $25 and multiples of $25 in excess of $25. If the Notes are held in definitive form, the Trustee will so select by lot.

3. Option to Defer Interest Payments. So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, on one or more occasions, defer interest payments on the Notes for one or more Optional Deferral Periods of up to five consecutive years, provided that no Optional Deferral Period shall extend beyond May 15, 2061, any earlier accelerated maturity date arising from an Event of Default or any other earlier repurchase or redemption of the Notes.

During any Optional Deferral Period, interest shall continue to accrue on the Notes, and deferred interest payments shall accrue additional interest at the then applicable interest rate on the Notes, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law. During any Optional Deferral Period, the Company shall be prohibited from paying current interest on the Notes until all accrued and unpaid deferred interest plus any accrued interest thereon has been paid. No interest otherwise due during an Optional Deferral Period shall be due and payable on the Notes until the end of such Optional Deferral Period except upon an acceleration, repurchase or redemption of the Notes during such deferral period.

At the end of five years following the commencement of any Optional Deferral Period, the Company shall pay all accrued and unpaid deferred interest, including compounded interest thereon if it has not been paid before that time. If, at the end of any Optional Deferral Period, the Company shall have paid all deferred interest due on the Notes, including compounded interest, the Company may again defer interest payments on the Notes.

The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the Notes at least two Business Days and not more than 60 Business Days before the next Interest Payment Date.

4. Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

5. Defaults and Remedies. If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the amount of principal, premium, if any, and interest so declared due and payable, all obligations of the Company in respect of the payment of the principal of and any premium or interest on the Notes shall terminate.

No Holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or similar official) or for any other remedy hereunder (except actions for payment of overdue principal of, and premium, if any, or interest on such Notes in accordance with its terms), unless (i) such Holder has previously given written notice to a Responsible Officer of the Trustee of an Event of Default and the continuance thereto with respect to the Notes, specifying an Event of Default, as required under the Indenture; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes, it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, and premium, if any, or interest hereon, on or after the respective due dates expressed herein.

6. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

7. Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the Security Register. Upon surrender for registration of transfer of this Note at the office or agency of the Company in a Place of Payment, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. As provided in the Indenture and subject to certain limitations therein set forth, at the option of the Holder, this Note may be exchanged for one or more new Notes of any authorized denominations and of like tenor and principal amount, upon surrender of this Note at such office or agency. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of like tenor and principal amount. Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed (if so required by the Company or the Trustee), or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, a Guarantor or the Trustee shall be affected by notice to the contrary.

8. Guarantee. As expressly set forth in the Base Indenture, payment of this Note is jointly and severally and fully and unconditionally guaranteed, on a subordinated basis, by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Base Indenture.

9. Governing Law. THE INDENTURE, THIS SECURITY AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM (= tenant in common)
TEN ENT (= tenants by the entireties (Cust))
JT TEN (= joint tenants with right of survivorship and not as tenants in common)
UNIF GIFT MIN ACT (= under Uniform Gifts to Minors Act )

Additional abbreviations may also be used though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE

The initial principal amount of this Note is $    . The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

ARTICLE IV

REMEDIES

SECTION 4.1 Events of Default.

The Events of Default set forth in Section 5.01 of the Base Indenture shall be applicable to the Notes other than (x) clause (3) of such Section 5.01 and (y) clause (1) of such Section 5.01 shall be amended and restated to read as follows:

“the Company’s failure to pay any interest, including compounded interest, on the Notes when due and payable after taking into account any Optional Deferral Period, continued for 30 days.”

A default also includes a failure to pay interest when due if the Company does not give a timely written notice of its election to commence or continue a deferral period. If the Company does not give a timely written notice of its election to commence or continue a deferral period and fails to pay interest when due, any holder of Notes may seek to enforce its obligation to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an Event of Default as described above.

If the Company gives a timely written notice of its election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for five years), then no default arises from the Company’s non-payment of interest on such interest payment date.

SECTION 4.2 Waiver of Past Defaults.

Section 5.12 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 5.12 in the Base Indenture shall instead be deemed to refer to this Section 4.2.

Subject to Section 5.02 of the Base Indenture, the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder with respect to the Notes and its consequences, except a default

(i) in the payment of the principal of, or premium, if any, or interest on any Note, or the Redemption Price in connection with any redemption of Notes; or

(ii) in respect of a covenant or provision hereof or of the Base Indenture which under Article VIII hereof or under Article X of the Base Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected, provided that there had been paid or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such default or Event of Default.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the First Supplemental Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1 Optional Redemption.

(1) The Company may, at its option, redeem the Notes on notice given not more than 60 days nor less than 15 days prior to such Redemption Date in increments of $25 principal amount:

(i) in whole at any time or in part from time to time on or after May 15, 2026, at a Redemption Price equal to the principal amount of any Notes being redeemed plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the Redemption Date; provided that if the Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Notes must remain outstanding after giving effect to such redemption;

(ii) as provided below under Section 5.2; or

(iii) in whole, but not in part, at any time prior to May 15, 2026, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to 102% of the principal amount of the Notes being redeemed plus any accrued and unpaid interest (including compounded interest, if any) to but excluding the Redemption Date.

(2) If less than all of the Notes are to be redeemed, the principal amount of such Notes held by each beneficial owner of such Notes to be redeemed will be selected in accordance with the procedures of the DTC. The Notes and portions of Notes will be selected in amounts of $25 and multiples of $25 in excess of $25. If the Notes are held in definitive form, the Trustee will so select by lot.

(3) Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction.

SECTION 5.2 Tax Redemption.

If a Tax Redemption Event occurs prior to the maturity date of the Notes, the Company may redeem the Notes, in whole but not in part, within 120 days of the occurrence of the Tax Redemption Event, on notice given not more than 60 days nor less than 15 days prior to such Redemption Date, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date.

SECTION 5.3 Base Indenture.

Any redemption of the Notes under Sections 5.1 and 5.2 above shall be in accordance with Article XI of the Base Indenture (Redemption of Securities).

ARTICLE VI

PARTICULAR COVENANTS

SECTION 6.1 Liens.

The Credit Parties shall not, and shall not cause or permit any of their respective Subsidiaries to, create, assume, incur or guarantee any Indebtedness Ranking on a Parity with the Notes or any Indebtedness Ranking Junior to the Notes, in each case, that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Subsidiaries, without providing that the Notes (together with, if the Credit Parties shall so determine, any other Indebtedness of, or guarantee by, the Credit Parties ranking equally with the Notes and existing as of the closing of the offering of the Notes or thereafter created) will be secured equally and ratably with or prior to all such other indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities for so long as such other indebtedness is so secured. This Section 6.1 shall not limit the ability of the Credit Parties or their Subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of the Credit Parties and their respective Subsidiaries.

SECTION 6.2 Reserved.

SECTION 6.3 Financial Reports.

Section 7.04 of the Base Indenture shall apply to the reports, information, and documents delivered under this Section 6.3.

For so long as the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide (or cause its Affiliates to provide) to the Trustee, unless available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or successor system) (“EDGAR”), within 15 days after the Corporation files the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Corporation may file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. The Trustee may conclusively presume, and shall incur no liability in such presumption, that the Corporation has not filed any such reports, information, documents and other reports with the Commission that are not available on EDGAR unless and until it shall have received written notice from the Company to the contrary.

Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officer’s Certificate). The Trustee shall have no obligation to determine if and when the Company’s information is available on EDGAR and the Trustee shall have no obligation to obtain any reports that are posted on EDGAR.

ARTICLE VII

OPTION TO DEFER INTEREST PAYMENTS.

SECTION 7.1 Option to Defer Interest Payments.

(1) So long as no Event of Default with respect to the Notes has occurred and is continuing, the Company may, on one or more occasions, defer interest payments on the Notes for one or more Optional Deferral Periods of up to five consecutive years without giving rise to an Event of Default under the terms of the Notes, provided that no Optional Deferral Period shall extend beyond May 15, 2061, any earlier accelerated maturity date arising from an Event of Default or any other earlier repurchase or redemption of the Notes.

(2) During any Optional Deferral Period, interest shall continue to accrue on the Notes, and deferred interest payments shall accrue additional interest at the then applicable interest rate on the Notes, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law. During any Optional Deferral Period, the Company shall be prohibited from paying current interest on the Notes until all accrued and unpaid deferred interest plus any accrued interest thereon has been paid. No interest otherwise due during an Optional Deferral Period shall be due and payable on the Notes until the end of such Optional Deferral Period except upon an acceleration, repurchase or redemption of the Notes during such deferral period.

(3) At the end of five years following the commencement of any Optional Deferral Period, the Company shall pay all accrued and unpaid deferred interest, including compounded interest thereon if it has not been paid before that time. If, at the end of any Optional Deferral Period, the Company shall have paid all deferred interest due on the Notes, including compounded interest, the Company may again defer interest payments on the Notes pursuant to this Section 7.1.

(4) The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the Notes at least two Business Days and not more than 60 Business Days before the next Interest Payment Date.

SECTION 7.2 Payment Restrictions During a Deferral Period.

(1) After the commencement of an Optional Deferral Period, until all accrued and unpaid interest on the Notes has been paid, the Company and the Guarantors will not:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s or the Guarantors’ equity interests (which includes common and preferred stock);

(ii) make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes; or

(iii) make any guarantee payments with respect to any guarantee by the Company or any Guarantor of any securities of any of their respective Subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the Notes.

None of the foregoing, however, shall restrict:

(i) distributions or other payments to the Corporation or any direct or indirect wholly owned Subsidiary of the Corporation;

(ii) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Company’s or the Guarantors’ equity interests where the dividend equity interests or equity interests issuable upon exercise of such options, warrants or other rights is the same equity interests as that on which the dividend or distribution is being paid or ranks equally with or junior to such equity interests;

(iii) any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of equity interests under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

(iv) as a result of a reclassification of any series or class of the Company’s or the Guarantors’ equity interests or the exchange or conversion of one class or series of the Company’s or the Guarantors’ equity interests for or into another class or series of the Company’s or the Guarantors’ equity interests;

(v) the purchase of fractional interests in shares of the Company’s or the Guarantors’ equity interests pursuant to an acquisition or the conversion or exchange provisions of such equity interests or the security being converted or exchanged;

(vi) purchases or acquisitions, including the net settlement, of shares of the Company’s or the Guarantors’ equity interests in connection with any employment contract, benefit plan, equity incentive plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees or satisfaction of the Company’s and the Guarantors’ obligations under any dividend reinvestment plan or director, officer, agent, consultant or employee stock purchase plans;

(vii) any exchange, redemption or conversion of any class or series of the Company’s or the Guarantors’ equity interests, or the equity interests of one of their respective Subsidiaries, for any other class or series of the Company’s or the Guarantors’ equity interests, or of any class or series of their respective Indebtedness for any class or series of equity interests;

(viii) any exchange, redemption, repayment, repurchase or conversion of any of the Company’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes for any of the Company’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes, including any such indebtedness convertible into equity interests;

(ix) purchases or acquisitions, or payments in respect of, of shares of the Company’s or the Guarantors’ equity interests in connection with satisfaction of the Company’s or the Guarantors’ obligations under any contract or security entered into before and not entered into in anticipation of the commencement of the Optional Deferral Period in compliance with the terms of the Indenture, including the Deferred Payments;

(x) (i) payment of current or deferred interest on the Company’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes made pro rata to the amounts due on such Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes and the Notes and (ii) payment of principal or current or deferred interest on the Company’s or any Guarantor’s Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes that, if not made, would cause a breach of the terms of the instrument governing such Indebtedness Ranking on a Parity with the Notes or Indebtedness Ranking Junior to the Notes;

(xi) the payment of any dividend or distribution on the Company’s or the Guarantors’ equity interests within 30 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have been permitted under the Indenture on the date of declaration; and

(xii) the redemption of securities ranking on a parity with the Notes or securities ranking junior to the Notes, within 60 days after the date on which notice of redemption was given, if at the time the notice was given, such redemption would have been permitted under the Indenture.

Notwithstanding the foregoing, the terms of this Indenture and the Notes will not restrict in any manner the ability of any of the Corporation’s Subsidiaries to pay dividends or make any distributions to the Corporation or to any of the Corporation’s other Subsidiaries.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

SECTION 8.1 Supplemental Indentures with Consent of Holders of the Notes.

Section 9.02 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 9.02 in the Base Indenture shall instead be deemed to refer to this Section 8.1.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange for the Notes), by Act of said Holders delivered to the Company, the Guarantors and the Trustee, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such Notes under the Indenture; provided, however, no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note;

(2) reduce the principal amount of any Note which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 5.02 of the Base Indenture, or reduce the rate of or extend the time of payment of interest on any Note;

(3) modify the subordination provisions of the Notes in any manner adverse to the Holders;

(4) reduce any premium payable upon the redemption of or change the date on which any Note may or must be redeemed;

(5) change the coin or currency in which the principal of or premium, if any, or interest on any Note is payable;

(6) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to the Notes;

(7) reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for modification or amendment of this First Supplemental Indenture or the Base Indenture or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Base Indenture or this First Supplemental Indenture or certain defaults thereunder and hereunder and their consequences) provided for in the Base Indenture and this First Supplemental Indenture;

(8) modify the terms of any Guarantee in a manner adverse to the Holders of the Notes; or

(9) modify clauses (1) through (8) above.

It shall not be necessary for any Act of Holders under this Section 8.1 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive compliance with the Credit Parties’ covenants described under Sections 6.1, 6.3 and 7.2 hereof and Article X (other than Section 10.1), Article VIII and Section 14.02 of the Base Indenture.

ARTICLE IX

DEFEASANCE

SECTION 9.1 Covenant Defeasance.

Section 13.03 of the Base Indenture shall not apply to the Notes, and, with respect to the Notes, any reference to Section 13.03 in the Base Indenture shall instead be deemed to refer to this Section 9.1.

Upon the Company’s exercise of its option, if any, to have this Section 9.1 applied to the Notes, or if this Section 9.1 shall otherwise apply to the Notes, (1) the Company and the Guarantors shall be released from their respective obligations and any covenants provided pursuant to Article VI and Section 7.02 of this First Supplemental Indenture and Section 8.01, Section 10.04 and Section 14.02 of the Base Indenture for the benefit of the Holders of such Notes and (2) the occurrence of any event specified in Section 5.01(4) and Section 5.01(7) of the Base Indenture shall be deemed not to be or result in an Event of Default, in each case with respect to such Notes and the related Guarantees as provided in Section 13.03 of the Base Indenture on and after the date the conditions set forth in Section 13.04 of the Base Indenture are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes and the Guarantees thereof, each of the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section or Article, whether directly or indirectly by reason of any reference elsewhere herein or in the Base Indenture to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein or in the Base Indenture or in any other document, but the remainder of the Base Indenture, this First Supplemental Indenture and such Notes and Guarantees thereof shall be unaffected thereby.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Execution as Supplemental Indenture.

This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and this First Supplemental Indenture and the Base Indenture shall henceforth be read together, and any conflict between the Base Indenture and this First Supplemental Indenture shall be resolved as provided in Section 1.3 of this First Supplemental Indenture.

SECTION 10.2 Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Securities or the Guarantees. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

SECTION 10.3 Separability Clause.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4 Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

SECTION 10.5 Execution and Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this First Supplemental Indenture or any document to be signed in connection with this First Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 10.6 Governing Law.

This First Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 10.7 Agreement by Holders to Treat Notes as Indebtedness for Tax Purposes.

The Company, the Guarantors and the Trustee intend to treat the Notes as indebtedness of the Company for all U.S. federal, state and local tax purposes. In addition, each Holder and beneficial owner of the Notes shall, by accepting the Notes or a beneficial interest therein, agree and shall be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute indebtedness of the Company, and will treat the Notes as indebtedness of the Company, for all U.S. federal, state and local tax purposes.

SECTION 10.8 OFAC Sanctions.

Each of the Company and the Guarantors covenants and represents that (i) neither it nor, to the knowledge of the Company or such Guarantor, as the case may be, any of its directors, officers, agents employees or affiliates is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and (ii) neither it, the Guarantors or the Corporation will use the proceeds of the offering of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture party or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

SECTION 10.9 Electronic Instructions.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company and/or the Guarantors, as applicable, shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company and/or the Guarantors, as applicable, whenever a person is to be added or deleted from the listing. If the Company and/or the Guarantors, as applicable, elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company and the Guarantors understand and agree that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company and the Guarantors shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company, the Guarantors and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company and/or the Guarantors, as applicable. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company and the Guarantors agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company and/or the Guarantors, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

CARLYLE FINANCE L.L.C.

By:	/s/ Curtis L. Buser
Name: Curtis L. Buser
Title: Chief Financial Officer

THE CARLYLE GROUP INC.

By:	/s/ Curtis L. Buser
Name: Curtis L. Buser
Title: Chief Financial Officer

CARLYLE HOLDINGS I L.P.

By:	/s/ Curtis L. Buser
Name: Curtis L. Buser
Title: Chief Financial Officer

CARLYLE HOLDINGS III L.P.

By:	/s/ Curtis L. Buser
Name: Curtis L. Buser
Title: Chief Financial Officer

CG SUBSIDIARY HOLDINGS L.L.C.

By:	/s/ Curtis L. Buser
Name: Curtis L. Buser
Title: Chief Financial Officer

CARLYLE HOLDINGS II L.L.C.

By:	/s/ Curtis L. Buser
Name: Curtis L. Buser
Title: Chief Financial Officer

[Signature Page to First Supplemental Indenture]

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President and Senior Transaction Manager

[Signature Page to First Supplemental Indenture]